EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors of Teradyne, Inc.:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of parent company investment and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Connection Systems at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Teradyne, Inc.’s and Connection Systems’ management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Connection Systems is comprised of Teradyne, Inc.’s high bandwidth backplane assemblies and high density connections businesses, which were historically integrated with the businesses of Teradyne, Inc.; consequently, as indicated in Note B to the financial statements, these financial statements have been derived from the consolidated financial statements and accounting records of Teradyne, Inc., and reflect significant assumptions and allocations. Moreover, as indicated in Note B, the Company relies on Teradyne, Inc. for certain administrative services and financing. Accordingly, these financial statements do not necessarily reflect the financial position, results of operations, and cash flows of Connection Systems had it been a stand-alone company.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 2, 2005

CONNECTION SYSTEMS

COMBINED BALANCE SHEET

December 31, 2004

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—
Accounts receivable, less allowance for doubtful accounts of $725	55,663
Accounts receivable – related party	2,113
Inventories, net	48,080
Prepayments and other current assets	8,725

Total current assets	114,581

Property, plant and equipment:
Land	4,871
Buildings and improvements	60,426
Machinery and equipment	187,068
Construction in progress	4,693

Total	257,058

Less: Accumulated depreciation	(156,921)
Net property, plant and equipment	100,137

Goodwill	47,029
Other assets	1,520
Total assets	$263,267

LIABILITIES
Current liabilities:
Accounts payable	$17,115
Accrued expenses and other current liabilities	30,335
Income taxes payable	863
Deferred revenue and customer advances	1,063

Total current liabilities	49,376

Long-term other accrued liabilities	979

Total liabilities	50,355

Commitments and contingencies (Note G)

PARENT COMPANY INVESTMENT
Parent company investment	212,912

Total liabilities and parent company investment	$263,267

The accompanying notes are an integral part of the combined financial statements.

CONNECTION SYSTEMS

COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2004

(Dollars in thousands)

Net revenue:
Products	$381,426
Related party product revenues	28,962

Total net revenue	410,388
Cost of revenues:
Cost of products	333,458

Gross profit	76,930

Operating expenses:
Engineering and development	11,733
Selling and administrative	42,541
Restructuring and other charges	4,148
Gain on sale of a business	(865)

Income from operations	19,373

Interest expense, net	(114)
Other expense	(267)

Income before income taxes	18,992
Provision for income taxes	888

Net income	$18,104

The accompanying notes are an integral part of the combined financial statements.

CONNECTION SYSTEMS

COMBINED STATEMENT OF PARENT COMPANY INVESTMENT AND COMPREHENSIVE INCOME

Year Ended December 31, 2004

(Dollars in thousands)

	Parent Company Investment	Comprehensive Income
Balance, December 31, 2003	$207,161	$—
Net income	18,104	18,104
Transfer to Parent, net	(12,353)	—

Balance, December 31, 2004	$212,912
Total comprehensive income		$18,104

The accompanying notes are an integral part of the combined financial statements.

CONNECTION SYSTEMS

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31, 2004

(Dollars in thousands)

Cash flows from operating activities:
Net income	$18,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,165
Gain on sale of business	(865)
Impairment of long-lived assets	532
Provision for doubtful accounts	48
Provision for inventory reserves	1,636
Deferred income tax	(126)
Changes in operating assets and liabilities:
Accounts receivable	(5,942)
Inventories	(10,564)
Prepayments and other current assets	(63)
Accounts payable and accrued expenses	(7,010)
Deferred revenue and customer advances	(474)
Accrued income taxes	(303)

Net cash provided by operating activities	20,138

Cash flows from investing activities:
Investments in property, plant and equipment	(10,710)
Proceeds from sale of business	865

Net cash used for investing activities	(9,845)

Cash flows from financing activities:
Transfer to Parent	(8,514)
Payments under capital lease obligations	(1,779)

Net cash used by financing activities	(10,293)

Decrease in cash and cash equivalents	$—
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$—

Supplementary disclosure of cash flow information:
Cash paid during the year for:
Interest	$115

The accompanying notes are an integral part of the combined financial statements.

CONNECTION SYSTEMS

NOTES TO COMBINED FINANCIAL STATEMENTS

A.    THE BUSINESS

The accompanying combined financial statements are those of Teradyne Connection Systems (“Connection Systems”). Connection Systems is a division of Teradyne, Inc. (the “Parent”). The accompanying combined financial statements include all assets, liabilities and expenses directly attributable to Connection Systems, as well as reasonable estimated allocations of corporate, general and administrative assets, liabilities, and other functions and services provided by the Parent. Connection Systems is a leader in high performance connection systems, including designing and manufacturing backplane systems, high-speed, high-density connectors and printed circuit boards.

The combined financial statements presented may not be indicative of results that would have been achieved had the Connection Systems operated as an unaffiliated stand-alone entity.

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements include the assets, liabilities, operating results and cash flows of the business as included in the historical financial statements of the Parent. Connection Systems’ costs and expenses include allocations from the Parent for centralized information technology, employee benefits, legal, accounting, real estate, insurance, treasury, financing and other corporate and infrastructure costs, as well as allocations for profit sharing and variable compensation (See Note P). Management believes the assumptions used to prepare Connection Systems’ combined financial statements from the historical statements of the Parent are reasonable. The financial information included herein may not necessarily reflect the combined financial position, operating results, changes in invested equity and cash flows of Connection Systems in the future or what they would have been had Connection Systems been a separate, stand-alone entity during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising Connection Systems, the Parent’s net investment in Connection Systems is shown in lieu of stockholder’s equity in the financial statements. The Parent has committed to provide financial support to Connection Systems to continue operations through September 2006.

Principles of Combination

The combined financial statements include the accounts of Connection Systems. All significant intracompany transactions and balances have been eliminated in combination.

Preparation of Financial Statements and Use of Estimates

The preparation of combined financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, management evaluates its estimates, including those related to inventories, investments, goodwill, intangible and other long-lived assets, bad debts, income taxes, pensions, warranties, intercompany cost allocations, contingencies and litigation. Management bases its estimates on historical experience and on appropriate and customary assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents of $5.4 million as of December 31, 2004 are netted with parent company investment in the accompanying financial statements.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The volatility of the industries that Connection Systems serves can cause certain of its customers to experience shortages of cash flows, which can impact their ability to make required payments. Connection Systems maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Estimated allowances for doubtful accounts are reviewed periodically, taking into account the customer’s current payment history, the customer’s current financial statements and other information regarding the customer’s credit worthiness. If the financial condition of Connection Systems customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Revenue Recognition

In accordance with the guidance provided by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition,” Connection Systems recognizes revenue when there is persuasive evidence of an arrangement, title and risk of loss have passed, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally passes to Connection Systems customers upon shipment. In circumstances where either title or risk of loss passes upon destination, acceptance or cash payment, Connection Systems defers revenue recognition until such events occur. Connection Systems classifies shipping and handling costs in cost of revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject Connection Systems to concentrations of credit risk primarily consist of accounts receivable. Connection Systems’ customers are concentrated in the data and wireless communications, data server and storage industries and their ability to pay may be influenced by the prevailing macroeconomic conditions present in these markets. Receivables from Connection Systems’ customers are generally unsecured. To reduce the concentration risk and the overall risk of collection, Connection Systems performs ongoing evaluations of its customers’ financial condition.

Connection Systems markets its products principally in North America, Europe and South East Asia for use in computer and microelectronics manufacturing, data and wireless communications markets and industrial manufacturing. At December 31, 2004, Connection Systems had two customers that each accounted for 14% of total outstanding accounts receivable. Connection Systems performs ongoing credit evaluations of its customers’ financial condition and although Connection Systems generally does not require collateral, it requires its customers to provide letters of credit in certain circumstances. (See Note N for significant customer information.)

Inventories

Inventories, which include materials, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. On a quarterly basis, Connection Systems uses consistent methodologies to evaluate all inventory for net realizable value. Connection Systems records a provision for excess and obsolete inventory when such a write down is identified through the quarterly review process. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses. Inventories, net of related reserves, as of December 31, 2004 consisted of:

(in thousands)
Raw materials	$30,063
Work in progress	4,898
Finished goods	13,119

$48,080

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated over the estimated useful lives of the assets. Leasehold improvements and major renewals are capitalized and included in property, plant and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired, the assets and related allowances for depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations. Connection Systems provides for depreciation of its assets principally on the straight-line method with the cost of the assets being charged to expense over their useful lives as follows:

Buildings	35 to 40 years
Building improvements	5 to 40 years
Leasehold improvements	3 to 10 years
Furniture and fixtures	10 years
Machinery and equipment	3 to 10 years
Software	3 years

Goodwill, Intangible and Long-Lived Assets

Connection Systems accounts for its goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Intangible assets are amortized over their estimated useful economic life using the straight-line method and are carried at cost less accumulated amortization. Goodwill is assessed for impairment at least annually in the fourth quarter, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. If the book value exceeds its fair value, the implied fair value of goodwill is compared with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recorded in an amount equal to that excess.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Connection Systems reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. The cash flow estimates used to determine the impairment, if any, contain management’s best estimates using applicable assumptions and projections at that time.

Engineering and Development Costs

Engineering and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $0.2 million in 2004.

Deferred Revenue and Customer Advances

Deferred revenue represents amounts that have been invoiced to customers, but are not yet recognizable as revenue because one or more of the conditions for revenue recognition have not been met. Customer advances represent deposits received from customers on an order.

Product Warranty

Connection Systems generally provides a one-year warranty on its products commencing upon shipment. A provision is recorded to cost of revenues for estimated warranty expense based upon historical experience. Related costs are charged to the warranty accrual as incurred. The balance below is included in other accrued liabilities.

(in thousands)
Balance at December 31, 2003	$619
Accruals for warranties issued during the period	901
Settlements made during the period	(891)

Balance at December 31, 2004	$629

Employee Stock Option Plans and Employee Stock Purchase Plan

Connection Systems applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations in accounting for its stock-based compensation and complies with the disclosure provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, no compensation expense is recognized for employee stock options with exercise prices equal to or greater than the Parent’s stock price at date of grant.

The Parent has stock-based compensation plans for its employees and directors. Pro forma amounts have been adjusted for the effect of recording compensation cost for the Parent’s stock option and employee stock purchase plans for grants awarded to Connection Systems employees. The amounts have been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123 for the year ended December 31, 2004 and are presented below:

(in thousands)
Net income as reported	$18,104

Deduct: Total stock-based employee compensation expense determined under fair value method (no tax effects included)	(9,118)

Pro forma net income	$8,986

The weighted average grant fair value for options granted during 2004 was $14.30. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life (years)	4.5
Interest rate	3.1%
Volatility	65.5%
Dividend yield	0.0%

The weighted average fair value of employee stock purchase rights granted in 2004 was $5.52. The fair value of the employees’ purchase rights was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life (years)	1.0
Interest rate	1.3%
Volatility	43.0%
Dividend yield	0.0%

Income Taxes

Historically, Connection Systems’ results of operations have been included in the Parent’s consolidated income tax returns. Income tax expense (benefit) reported in Connection Systems’ statements of operations have been calculated on a separate tax return basis. However, the Parent managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that Connection Systems would have followed or will follow as a separate stand-alone company.

Deferred taxes result from the future tax consequences associated with temporary differences between the recorded amounts of the assets and liabilities of Connection Systems for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent Connection Systems cannot determine, in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” (“SFAS 109”) that the ultimate realization of net deferred tax assets is more likely than not. U.S. income taxes are not provided for on the earnings of non-U.S. subsidiaries, which are expected to be reinvested indefinitely in operations outside the United States.

Translation of Non-U.S. Currencies

Assets and liabilities, other than non-monetary assets and liabilities, of non-U.S. subsidiaries, which are denominated in currencies other than the U.S. dollar, are remeasured into U.S. dollars at rates of exchange in effect at the end of the fiscal year. Non-monetary assets and liabilities of non-U.S. subsidiaries are remeasured using historical exchange rates. The functional currency for non-U.S. subsidiaries is the U.S. dollar. Revenue and expense amounts are remeasured using an average of exchange rates in effect during the year. To minimize the effect of exchange rate fluctuations associated with the remeasurement of net monetary assets denominated in foreign currencies, the Parent enters into foreign currency forward contracts. Net realized gains and losses resulting from currency remeasurement and foreign currency forward contracts are recorded by the Parent. Net amounts related to Connection Systems were not material.

Comprehensive Income

Comprehensive income consists of net income.

C.    SUPPLEMENTAL BALANCE SHEET INFORMATION

Accrued expenses and other current liabilities consisted of the following as of December 31, 2004:

(in thousands)
Accrued employees’ compensation and withholdings	$17,847
Contractual penalties	2,275
Exited lease accrual	1,767
Capital lease obligation	1,389
Employee severance	965
Warranty	629
Sales tax	10
Other	5,453

Total	$30,335

D.    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”). In annual periods beginning after June 15, 2005, SFAS 123R would eliminate the ability to account for equity-based compensation using the intrinsic value-based method under APB 25. SFAS 123R requires companies to record in their statement of operations equity-based compensation expense for stock compensation awards based on the fair value of the equity instrument at the time of grant. Connection Systems expects to adopt SFAS 123R beginning in the first quarter of 2006, as required, using the Modified Prospective method, without restatement of prior periods.

Currently, Connection Systems discloses pro forma net income and related pro forma net income per share in accordance with SFAS 123. Under SFAS 123R, equity-based compensation expense is required to be recognized in companies’ financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 modifies the accounting for abnormal inventory costs, and the manner in which companies allocate fixed overhead expenses to inventory. SFAS 151 is effective for inventory costs incurred during annual periods beginning after June 15, 2005. Connection Systems does not expect SFAS 151 to have a material impact on its financial position and results of operations.

E.     RISKS AND UNCERTAINTIES

Connection Systems future results of operations involve a number of risks and uncertainties. These factors include, but are not limited to, the slowdown in economies worldwide, current geopolitical turmoil, the continuing threat of domestic and international terrorist attacks, the current and anticipated market for electronics, risks associated with any measures Connection Systems has taken to address the past slowdown in the market, Connection Systems’ ability to address a rapid increase in customer demand, failure to adequately protect Connection Systems’ intellectual property rights, failure to develop new technologies and customers’ failure to accept new products, risks associated with acquisitions and divestitures, material litigation, competition, including new product introductions from Connection Systems’ competitors and competitive pricing pressures, risks of operating internationally, risks associated with an inability to attract and retain key employees, risks associated with Connection Systems’ suppliers’ failure to meet product or delivery requirements, risks associated with, among other things, obligations and potential liabilities under environmental laws and regulations, changes in product revenue mix, the ability of Connection Systems’ suppliers and subcontractors to meet product and delivery requirements, the timing and level of customer orders received which can be shipped in a quarter and the timing of investments in engineering and development.

F.     GOODWILL AND INTANGIBLE ASSETS

Goodwill

Connection Systems goodwill was $47.0 million as of December 31, 2004.

Connection Systems annual impairment test is performed in the fourth quarter of each fiscal year. Connection Systems concluded during its annual test that there was no impairment of goodwill as of December 31, 2004. During 2004, goodwill was reduced by $2.0 million as a result of the return of escrowed shares related to the Herco Technology Corp. and Perception Laminates, Inc. acquisitions.

G.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

Rental expense for the year ended December 31, 2004 was $3.8 million.

The following table reflects Connection Systems’ non-cancelable operating lease commitments as of December 31,2004:

Non-cancelable Lease Commitments*
(in thousands)
2005	$2,478
2006	1,163
2007	321
2008	187
2009	179
Beyond 2009	77

Total	$4,405

*      Minimum payments have not been reduced by minimum sublease income of $0.4 million due in the future under non-cancelable subleases.

During the year ended December 31, 2003, Connection Systems entered into a sale and leaseback agreement for certain manufacturing assets. The lease agreement has a term of 24 months and expires in September 2005. At December 31, 2004, the remaining minimum payments related to this lease agreement were $1.4 million.

Legal Claims

On April 30, 2004, Hampshire Equity Partners II, LP (“HEP”) filed a complaint against the Parent and Connection Systems in the United States District Court of the Southern District of New York, relating to HEP’s February 21, 2001 investment of $55 million in Connector Service Corporation (aka AMAX Plating, Inc.) (“CSC”), a supplier to Connection Systems at the time. After CSC filed for bankruptcy protection, HEP brought suit against the Parent and Connection Systems asserting fraud and negligence based claims, and a claim for intentional interference with economic opportunity, relating to statements that a Connection Systems representative made to HEP’s agent during the due diligence that HEP conducted prior to its February 2001 investment in CSC. HEP sought to hold the Parent and Connection Systems responsible for its decision to invest in CSC, the losses that it suffered upon the bankruptcy of CSC and damages for an unstated amount of not less than $55 million. On June 17, 2004, the Parent and Connection Systems filed a motion to dismiss HEP’s complaint in its entirety. On or about April 7, 2005, the District Court entered an order allowing the Parent’s motion to dismiss in full and denied HEP leave to amend and re-file its complaint. On May 6, 2005, HEP filed a notice of appeal from the District Court’s order to dismiss. The appeal is now pending before the U.S. Court of Appeals for the Second Circuit.

On September 5, 2001, after the Parent’s August 2000 acquisition of Herco Technology Corp. and Perception Laminates, Inc., the former owners of those companies filed a complaint against the Parent and two of its executive officers, including the President of Connection Systems, in the Federal District Court in San Diego, California. Pursuant to motions filed by the Parent and the plaintiffs, the District Court dismissed certain of the plaintiffs’ claims, granted partial summary judgment against them with respect to the breach of contract claims and denied the plaintiffs’ motion for reconsideration. The only claim that remained before the District Court from the original complaint related to an allegation of fraud in connection with the setting of the transaction price. On December 27, 2004, the plaintiffs voluntarily stipulated to the dismissal with prejudice of their remaining claim in the District Court, without having received any payment or other consideration from the Parent. On February 2, 2005, the plaintiffs filed a notice of appeal from the District Court’s prior orders. The appeal is now pending before the U.S. Court of Appeals for the Ninth Circuit.

In 2001, the Parent was designated as a “potentially responsible party” (“PRP”) at a clean-up site in Los Angeles, California. This claim arises out of the Parent’s acquisition of Perception Laminates, Inc. in August 2000. Prior to that date, Perception Laminates had itself acquired certain assets of Alco Industries Inc. under an asset purchase agreement dated July 30, 1992. Neither the Parent nor Perception Laminates have ever conducted any operations at the Los Angeles site. The Parent has asked the State of California to drop the PRP designation, but California has not yet agreed to do so.

The Parent and Connection Systems believe that they have meritorious defenses against the above unsettled claims and intend to vigorously contest them. While it is not possible to predict or determine the outcomes of the unsettled claims or to provide possible ranges of losses that may arise, the Parent and Connection Systems believe the losses associated with these actions will not have a material adverse effect on their consolidated financial position or liquidity, but could possibly be material to their consolidated results of operations of any one period.

In addition, Connection Systems is subject to legal proceedings, claims and investigations that arise in the ordinary course of business such as, but not limited to, patent, employment, commercial and environmental matters. Although there can be no assurance, there are no such matters pending that Connection Systems expects to be material with respect to its business, financial position or results of operations.

Guarantees and Indemnification Obligations

Connection Systems enters into agreements in the ordinary course of business with customers, resellers, distributors, integrators and suppliers. Most of these agreements require Connection Systems to defend and/or indemnify the other party against intellectual property infringement claims brought by a third party with respect to Connection Systems’ products. From time to time, Connection Systems also indemnifies customers and business partners for damages, losses and liabilities they may suffer or incur in connection with personal injury, personal property damage, product liability and environmental claims relating to the use of Connection Systems’ products and services or resulting from the acts or omissions of Connection Systems, its employees, authorized agents or subcontractors. On occasion, Connection Systems has also provided guarantees to customers regarding the performance of its products in addition to the warranty described below.

As a matter of ordinary business course, Connection Systems warrants that its products will substantially perform in accordance with its standard published specifications in effect at the time of delivery. Most warranties have a one-year duration commencing from shipment. A provision is recorded upon revenue recognition to cost of revenue for estimated warranty expense based upon historical experience. As December 31, 2004, Connection Systems had a product warranty accrual of $0.6 million in other accrued liabilities. In addition, and in the ordinary course of business, Connection Systems provides minimum purchase guarantees to certain of its vendors to ensure continuity of supply against the market demand. Although some of these guarantees provide penalties for cancellations and/or modifications to the purchase commitments as the market demand decreases, most of the guarantees do not. Therefore, as the market demand decreases, Connection Systems re-evaluates these guarantees and determines what charges, if any, should be recorded. Based on historical experience and information known as of December 31, 2004, except for product warranty, Connection Systems has not recorded any liabilities for these guarantees and obligations as of December 31, 2004 because no liabilities have been incurred.

H.    RESTRUCTURING AND OTHER CHARGES

The tables below represent activity related to restructuring charges for the year ended December 31, 2004. The accrual for severance and benefits is reflected in accrued expenses and other current liabilities. The accrual for lease payments on vacated facilities is reflected in accrued expenses and other current liabilities and other long-term accrued liabilities and is expected to be paid out over the lease terms, the latest of which expires in 2010. Connection Systems expects to pay out approximately $0.8 million against the lease accruals over the next twelve months. A portion of the unoccupied space has been subleased as of December 31, 2004 and Connection Systems is actively attempting to sublease the remaining space.

The table below summarizes the liability and activity for the year ended December 31, 2004 relating to restructuring and other charges:

	Facility Related	Severance and Benefits	Long-Lived Asset Impairment	Other Charges	Total
	(in thousands)
Balance at December 31, 2003	$5,348	$499	$—	$1,926	$7,773
2004 provision	2,343	1,273	532	—	4,148
Cash payments	(5,924)	(807)	—	—	(6,731)
Asset write-downs	—	—	(532)	—	(532)
Effect of foreign currency	—	—	—	349	349

Balance at December 31, 2004	$1,767	$965	$—	$2,275	$5,007

During the year ended December 31, 2004, Connection Systems recorded the following activity related to restructuring and other charges:

•      $2.3 million charge for estimates of losses due to changes in the assumed amount and timing of sublease income on facilities that have been exited prior to the end of the lease term;

•      $1.3 million charge taken for severance and related employee benefits for approximately 43 employees terminated in the year; and

•      $0.5 million of charges for certain long-lived assets that were impaired as the estimated value of such assets was less than the carrying amount.

During 2004, Connection Systems recorded a $0.9 million gain on the sale of a business related to an earn-out provision from a divestiture in 1999, which has been classified as gain on the sale of business in the statement of operations for the year ended December 31, 2004.

In January 2005, Connection Systems committed to a restructuring plan as part of an ongoing effort to lower expenses. Pursuant to the plan, Connection Systems believes that it will incur costs for severance and related employee benefits. The total charges expected to be incurred under the plan are $3.8 million. Through December 2005, Connection Systems has incurred charges of approximately $3.8 million, related to this plan.

On April 8, 2005, Connection Systems committed to a real estate consolidation plan and determined that an impairment charge would result from the consolidation plan. The plan includes selling an unoccupied building in Nashua, NH for which Connection Systems recorded an impairment charge of $1.2 million in the second quarter of fiscal 2005. The sale is expected to be completed by the end of the first quarter of fiscal 2006, which ends April 2, 2006.

On June 8, 2005, Connection Systems committed to a restructuring plan as part of an ongoing effort to lower expenses. Pursuant to the plan, Connection Systems believes that it will incur costs for severance and related employee benefits. The total charges expected to be incurred under the plan are $2.3 million. Through December 2005, Connection Systems has incurred charges of approximately $2.3 million, related to this plan.

I.      OTHER CHARGES

During the year ended December 31, 2004, an excess and obsolete provision of $1.6 million and an inventory provision recovery of $0.9 million related to inventory sold that was previously reserved for were recorded in cost of revenue. In addition, during the year ended December 31, 2004, a $0.3 million charge related to other than temporary impairment of a common stock investment was recorded to other expense.

J.     RETIREMENT PLANS

Defined Benefit Pension Plans

The Parent has a defined benefit pension plan covering a majority of its U.S. employees. In addition, the Parent has an unfunded supplemental executive defined benefit plan in the United States to provide retirement benefits in excess of levels allowed by the Employment Retirement Income Security Act (“ERISA”) and the Internal Revenue Code (the “IRC”). The accompanying financial statements include an allocation of total pension expense and total pension liabilities based on the portion of the Parent’s plans which are estimated to be related to Connection Systems employees. Pension expense of $0.6 million is included in Connection Systems’ statements of operations for the year ended December 31, 2004.

Benefits under these plans are based on employees’ years of service and compensation. The Parent’s funding policy is to make contributions to the plans in accordance with local laws and to the extent that such contributions are tax deductible. The assets of the U.S. defined benefit plan consist primarily of equity and fixed income securities.

Post Retirement Benefit Plans

In addition to receiving pension benefits, U.S. employees who meet retirement eligibility requirements as of their termination dates may participate in the Parent’s Welfare Plan, which includes death, medical and dental benefits up to age 65. Death benefits provide a fixed sum to retirees’ survivors and are available to all retirees. Substantially all of Connection Systems’ current U.S. employees could become eligible for these benefits, and the existing benefit obligation relates primarily to those employees. The accompanying financial statements include an allocation of total post retirement expense and total post retirement liabilities based on the portion of the Parent’s plan which is estimated to be related to Connection Systems employees. Post retirement benefit expense of $0.7 million is included in the Connection Systems’ statement of operations for the year ended December 31, 2004.

A $0.2 million asset is included in other long-term assets as of December 31, 2004 related to the defined benefit and post retirement plans.

K.    STOCK BASED COMPENSATION

Stock Option Plans

As a division of the Parent, Connection Systems has no separate employee stock option plan, however, employees of Connection Systems participate in the Parent’s stock option plans. Under its stock option plans, all of which are fixed accounting plans, the Parent grants options to purchase common stock at 100% of the fair market value on the date of grant. Options granted to employees prior to September 2001 vest in equal installments over four years and have a maximum term of five years. Beginning in September 2001, options granted to employees vest in equal installments over four years and have a maximum term of seven years. In addition, in 2001, the Parent made a one-time option grant to all employees that vested over two years and has a term of seven years. The following stock option information relates to options granted to the employees of Connection Systems under the Parent’s stock option plans.

Stock option plan activity for year 2004 follows:

(in thousands)
Outstanding at January 1	2,776
Options granted	680
Options exercised	(83)
Options canceled	(428)

Outstanding at December 31	2,945

Exercisable at December 31	1,653

Weighted average option exercise price information for year 2004:

Outstanding at January 1	$21.48
Options granted	26.30
Options exercised	17.39
Options canceled	27.44
Outstanding at December 31	21.63
Exercisable at December 31	23.01

Significant option groups outstanding at December 31, 2004 and related weighted average price and remaining contractual life information follows:

	Options Outstanding			Options Exercisable
Range Of Exercise Prices	Weighted- Average Remaining Contractual Life (Years)	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

$9.42–$17.40	5.32	638,646	$11.91	209,469	$11.79
$17.48–$24.54	4.17	1,199,614	19.85	831,524	20.10
$25.10–$111.25	3.70	1,106,584	29.18	612,368	30.80

Total	4.25	2,944,844	$21.63	1,653,361	$23.01

On May 26, 2005, the Board of Directors of the Parent approved a plan to accelerate on such date the vesting of certain outstanding, unvested “out of the money” stock options awarded to employees, officers and other eligible participants under the Parent’s various stock option plans. The stock options that were accelerated have exercise prices that are in excess of $13.26, the closing price of the Parent’s common stock on the New York Stock Exchange on May 26, 2005 and range in exercise price from $13.73 to $41.37 per share. Options to purchase approximately 733,768 shares held by Connection Systems employees became exercisable immediately as a result of the vesting acceleration. By implementing the plan, the Parent expects to reduce the effects of SFAS 123R which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method.

Employee Stock Purchase Plan

Under the Parent’s 1996 Employee Stock Purchase Plan, certain Connection Systems employees are eligible to purchase shares of common stock through regular payroll deductions of up to 10% of their compensation. Under the plan, the price paid for the common stock is equal to 85% of the lower of the fair market value of the Parent’s common stock on the first business day in January (July for new hires) or the last business day of December. In January 2005, the Parent issued 162,050 shares of common stock to Connection Systems employees who participated in the plan during 2004 at a weighted-average price of $14.55 per share. In January of 2004, the Parent issued 207,628 shares of common stock to Connection Systems employees who participated in the plan during 2003 at a weighted-average price of $11.67 per share. On November 9, 2004, the Parent’s Board of Directors approved a plan amendment which replaced the existing twelve-month purchase period with two six-month purchase periods, effective January 1, 2005.

L.    SAVINGS PLAN

The Parent sponsors an employee retirement savings plan covering substantially all U.S. employees. Under the Parent’s savings plan, employees may contribute up to 15% of their compensation (subject to Internal Revenue Service limitations). The Parent annually matches employee contributions up to 6% of such compensation at rates ranging from 50% to 100% for employees in the defined benefit plan. For all other employees, the Parent annually matches up to 5% of such compensation at rates ranging from 100% to 150%. The Connection Systems employees’ contributions vest 25% per year for the first four years of employment, and contributions for those employees with four or more years of service vest immediately. The Parent has also established an unfunded supplemental savings plan to provide savings benefits in excess of those allowed by ERISA and the IRC. The provisions of this plan are the same as the savings plan. Under the Parent’s savings plans, $2.3 million was allocated to Connection Systems operations in 2004.

M.   INCOME TAXES

The components of income before income taxes and the provision for income taxes for 2004 as shown in the combined statements of operations are as follows:

(in thousands)
Income before income taxes:
United States	$17,785
Non U.S.	1,207

$18,992

Provision for income taxes:
Current:
U.S. Federal	$—
Non U.S.	521
State	493

1,014

Deferred:
U.S. Federal	—
Non U.S.	(126)
State	—
(126)

Provision for income taxes	$888

Significant components of Connection Systems deferred tax assets (liabilities) as of December 31, 2004 are as follows:

(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$44,268
Tax credits	1,400
Inventory valuations	7,622
Accruals	10,124
Other	367

Gross deferred tax assets	63,781

Less: valuation allowance	(59,165)

Total deferred tax assets	4,616

Deferred tax liabilities:
Excess of tax over book depreciation	(4,252)

Total deferred tax liabilities	(4,252)

Net deferred tax assets	$364

Net deferred tax assets are recorded in long-term other assets as of December 31, 2004.

At December 31, 2004, Connection Systems has $124.6 million of U.S. federal operating loss carryforwards, of which $67.7 million expire in 2022, $52.6 million expire in 2023 and $4.3 million expire in 2004.  In addition, as of December 31, 2004, Connection Systems has foreign operating net loss carryforwards of $3.0 million, which have no expiration date.

Connection Systems has approximately $1.4 million of tax credit carryforwards as of December 31, 2004. General business tax credits of approximately $0.6 million expire in the years 2019 through 2020 and foreign tax credits of approximately $0.8 million expire in the years 2005 through 2007.

During 2004, Connection Systems’ valuation account decreased by $6.4 million primarily as a result of the increased liability for tax depreciation and reductions in inventory valuations. Due to the continued uncertainty of realization, except for certain foreign deferred tax assets, Connection Systems maintained its valuation allowance at December 31, 2004. Connection Systems does not expect to significantly reduce its valuation allowance until sufficient positive evidence, including sustained profitability, exists in order to conclude that realization is more likely than not.

A reconciliation of the effective tax rate for the year 2004 follows:

U.S. statutory federal tax rate	35.0%
State income taxes, net of federal tax benefit	8.0
Permanent differences	0.9
Foreign rate differential	(0.6)
Valuation allowance	(38.6)

4.7%

Connection Systems has tax holidays in Malaysia and the People’s Republic of China. The tax holiday in Malaysia exempts 70% of trading income related to Connection Systems’ assembly operations from income tax, with the remaining income taxed at statutory rates. The holiday will expire in September 2007, after which time all income will be subject to the statutory rate, which is currently 28%. The aggregate amount of savings relating to the Malaysian tax holiday is $0.6 million for the year ended December 31, 2004. In the People’s Republic of China, Connection Systems has a tax holiday granting a 0% income tax rate through 2005, with an increase to 7.5% in 2006 and 2007. After 2007, the statutory income tax rate of 15% will apply.

As of December 31, 2004, a deferred tax liability had not been established for approximately $73.6 million of cumulative undistributed earnings of non-U.S. subsidiaries. On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (“the Jobs Act”). The Jobs Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. There are approximately $60.0 million of unremitted foreign earnings considered available for repatriation. At this time, Connection Systems is exploring various tax planning opportunities, and does not anticipate repatriating under the Jobs Act. If Connection Systems were to repatriate these available earnings under the Jobs Act, the tax cost would be approximately $1.2 million.

N.    SEGMENT, GEOGRAPHIC AND SIGNIFICANT CUSTOMER INFORMATION

Connection Systems operates as one segment for the development and manufacturing of high bandwidth backplane assemblies and high density connectors.

2004
(in thousands)
Revenues(1):
North America	$258,142
Europe	51,986
South East Asia	97,818
Rest of the World	2,442

$410,388

(1)       Revenues are attributable to geographic areas based on location of customer site.

Because a substantial portion of Connection Systems’ revenue is derived from the sales of product manufactured in the United States, long-lived assets located outside the United States are less than 10% of total assets.

Customers comprising 10% or more of Connection Systems’ revenues for the year ended December 31, 2004 shown below are as follows:

Customer A	17%
Customer B	14%
Customer C	10%

O.    RELATED PARTY TRANSACTIONS

Related Party Revenue

Connection Systems’ revenue from sales of products to the Parent was $29.0 million for the year ended December 31, 2004. The cost of products for the sales to the Parent was $26.3 million for the year ended December 31, 2004. The combined balance sheet of Connection Systems includes accounts receivable from related party of $2.1 million as of December 31, 2004 from the sales of products to the Parent.

Parent Allocations

Connection Systems’ costs and expenses include allocations from the Parent for centralized information technology, legal, accounting, employee benefits, real estate, insurance, treasury and other corporate and infrastructure costs, as well as allocations for profit sharing and variable compensation. These allocations have been determined on bases that Connection Systems and the Parent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Connection Systems. The allocation methods include relative sales, headcount, salaries, square footage and usage. Allocated costs included in the statement of operations were as follows for the year ended December 31, 2004:

(in thousands)
Cost of products	$15,984
Engineering and development	1,855
Selling and administrative	24,808

Total	$42,647

Connection Systems’ employees participate in various Parent-sponsored employee benefit plans (See Notes J, K and L).

Connection Systems’ assets and liabilities include allocations from the Parent related to the centralized services provided by the Parent, including prepaid insurance premiums, cash surrender value of split dollar life policies for certain executives, general and administrative prepaid assets and accruals, such as prepaid maintenance fees and legal and audit fee accruals, and employee benefit related accruals. The combined balance sheet of Connection Systems’ include the following allocated assets and liabilities as of December 31, 2004:

(in thousands)
Prepayments and other current assets	$1,186
Net property, plant and equipment	9,704
Other assets	1,044
Accrued expenses and other current liabilities	19,027

Parent Company Investment

Parent company investment consists of the Parent’s equity investment in Connection Systems. Changes in the Parent’s net investment represent the Parent’s transfer of its net investment in Connection Systems, after giving effect to the net earnings of Connection Systems plus net cash transfers to the Parent. The Parent’s corporate debt and the related interest expense have not been allocated to the combined financial statements.

P.    SUBSEQUENT EVENTS (UNAUDITED)

On November 17, 2005, Connection Systems committed to a restructuring plan as part of an ongoing effort to lower expenses. Pursuant to the plan, Connection Systems believes that it will incur costs for severance and related employee benefits. The total charges expected to be incurred under the plan are $3.3 million. Through December 2005, Connection Systems has incurred charges of approximately $3.3 million, related to this plan.

With respect to the complaint Hampshire Equity Partners II, LP (“HEP”) filed against Teradyne and Connection Systems, HEP appealed the U.S. District Court of the Southern District of New York’s order to dismiss the claim (See Note G, Commitments and Contingencies). Hearings for oral appellate arguments began on December 12, 2005 before the U.S. Court of Appeals for the Second Circuit. The Court of Appeals issued its order in December of 2005 denying HEP’s appeal and affirming the District Courts order to dismiss.

On December 1, 2005, the Parent completed the sale of substantially all of the assets and certain of the liabilities of TCS to Amphenol Corporation for $384.7 million in cash, which includes a post-closing net asset value adjustment of approximately $5.3 million.